Exhibit 10.6

May 6, 2015

Via Hand Delivery

Jeffrey L. Cleland, Ph.D.

Re:Separation and Consulting Agreement

Dear Jeff:

This letter agreement (the “Agreement”) sets forth the terms of your separation and transition from Versartis, Inc. (“Versartis” or the “Company”).

1.Separation Date. Your last date of employment with the Company will be May 6, 2015 (the “Separation Date”).  On the Separation Date, the Company will pay you all accrued base salary and all accrued but unused vacation, subject to standard payroll deductions and withholdings.  You are entitled to these payments regardless of whether you sign this Agreement.

2.Resignation.    After the Separation Date, you will no longer be employed as Chief Executive Officer of the Company, or hold any other employment or officer position with the Company or any of its subsidiaries or affiliated entities. In addition, you agree, no later than the date that you sign this Agreement, to sign and return to the Company your Board resignation letter, attached hereto as Exhibit B, which provides for your immediate resignation from the Board of Directors (the “Board”) of the Company, and any subsidiary entities of the Company, domestic and foreign, on which you serve.

3.Separation Benefits.  If you sign, date and return this Agreement within twenty-one (21) days after you receive it, and you allow all of the releases contained herein to become effective, then the Company will provide you with the following severance benefits (the “Severance Benefits”):

(a)Severance Payment.  The Company will pay you a single lump sum amount of $358,800.00 (which is equivalent to nine (9) months of your base salary in effect as of the Separation Date), subject to standard payroll deductions and withholdings.  The severance amount will be paid in a lump sum within ten (10) business days after the Effective Date of this Agreement, as defined in Paragraph 11(c) below.

(b)Health Insurance. To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense.  Later, you may be able to convert to an individual policy through

4200 Bohannon Drive, Suite 250 | Menlo Park, CA  94025 | 650-963-8580 (main)

Jeffrey L. Cleland, Ph.D.

May 6, 2015

the provider of the Company’s health insurance, if you wish.  You will be provided with a separate notice more specifically describing your rights and obligations to continuing health insurance coverage under COBRA on or after the Separation Date.  If you timely elect continued group health insurance coverage pursuant to COBRA, the Company will pay your COBRA premiums sufficient to continue group health insurance coverage for you and your covered dependents (if applicable) at the level of coverage in effect as of the Separation Date, through the earlier of either: (i) twelve (12) months after the Separation Date; or (ii) the date that you become eligible for group health insurance coverage through another employer.  In the event you receive the Severance Benefits, you must promptly notify the Company in writing if you become eligible for group health insurance coverage through another employer within twelve (12) months after the Separation Date.  The Company expressly reserves the right to pay directly to you (instead of paying the applicable benefit carrier) a fully taxable cash payment equal to the applicable COBRA premiums for any month of the COBRA Premium Period, subject to applicable tax withholdings, if necessary to avoid adverse penalties under, or violations of, applicable health care laws, including but not limited to Section 2716 of the Public Health Service Act, or to the extent otherwise required by law.  Your eligibility to participate in all other Company-provided benefit plans and programs will end on the Separation Date.

4.Consulting Period.  In further consideration for this Agreement, the Company agrees to retain you as a consultant under the terms specified below.  The initial consulting relationship commences on the Separation Date and continues until May 5, 2016 (the “Consulting Period”).

(a)Consulting Services.   During the Consulting Period, you shall make yourself available to provide your services for up to one (1) day per week upon request by the Company.  Your title during the Consulting Period will be Senior Scientific Advisor to the C.E.O., and you will report to the Company’s Chief Executive Officer. You agree to use your best efforts to provide consulting services in the area of your experience and expertise, including but not limited to, your expertise in human growth hormone drug development (the “Consulting Services”). You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing these services.  During the Consulting Period, you shall abide by the Company’s policies and procedures.

(b)Consulting Fees.  During the Consulting Period, and provided that you remain in compliance with this Agreement and any other agreements with or policies of the Company, you will receive as consulting fees a monthly payment amount of $10,000.00 (the “Consulting Fees”).  The Consulting Fees for each month during the Consulting Period shall be paid within thirty (30) days from the Company’s receipt of your invoice.  Because you will be performing the Services as an independent contractor, the Company will not withhold from the Consulting Fees any amount for taxes, social security or other payroll deductions.  The Company will report the Consulting Fees to taxing authorities as required by law, including reporting the Consulting Fees on a IRS Form 1099.  You acknowledge and agree that you will be entirely responsible for payment of any taxes which may be due with regard to the Consulting Fees, and you hereby indemnify and hold harmless the Company from any liability

Jeffrey L. Cleland, Ph.D.

May 6, 2015

for any taxes, penalties or interest that may be assessed by any taxing authority with respect to the Consulting Fees.

(c)Equity Awards. You currently hold stock options and restricted stock units covering an aggregate of up to 949,880 shares of the Company’s Common Stock (the “Equity Awards”), pursuant to Versartis, Inc. 2009 Stock Plan and the 2014 Equity Incentive Plan (each, a “Plan” and together, the “Plans”) and your Equity Award grant documents.  Vesting of your outstanding Equity Awards will continue during the Consulting Period.

(i)Accelerated Vesting of Options. In the event the Company terminates the consulting relationship prior to May 5, 2016, for any reason other than for Cause (as defined herein) or due to your death or disability, then the Company will accelerate the vesting of the Options such that all shares that would have vested during the Consulting Period shall be deemed vested and exercisable as of your last day of Consulting Service with the Company.

(ii)Extension of Exercise Period of Vested Options.  As part of this Agreement, the Company will extend the period for you to exercise any Options vested as of May 5, 2016, until November 5, 2016; provided, however, that you will not be able to exercise any Options that have otherwise expired at the time you attempt to exercise them.  The Company makes no representation as to the tax treatment of any such options.

(iii)Except as expressly modified in Sections 4(c)(i) and (ii), your stock options shall continue to be governed by the applicable grant notice, option agreement, and governing stock option plan.

(d)Independent Contractor Relationship.  During the Consulting Period, your relationship with the Company will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Separation Date.  Except as expressly provided in this Agreement, you will not be entitled to, and will not receive, any benefits which the Company may make available to its employees, including but not limited to, group health or life insurance, profit-sharing or retirement benefits.

(e)Limitations on Authority.  During the Consulting Period, you will have no responsibilities or authority as a consultant to the Company other than as provided above.  You will have no authority to bind the Company to any contractual obligations, whether written, oral or implied, except with the prior written authorization of an officer of the Company.  You agree not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized in advance by the Company, in writing, to do so.

(f)Proprietary Information and Inventions.  You agree that, during the Consulting Period and thereafter, you will not use or disclose, in any manner that is not authorized by the Company or essential to your performance of specifically requested Consulting Services, any confidential or proprietary information or materials of the Company that you obtain or develop in the course of performing the Consulting Services.  Any and all work product you create in the course of performing the Consulting Services will be the sole

Jeffrey L. Cleland, Ph.D.

May 6, 2015

and exclusive property of the Company.  As set forth in your Proprietary Information and Inventions Agreement with the Company, and subject to the limitations set forth herein, you hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing the Consulting Services.  You further acknowledge and reaffirm your continuing obligations, both during the Consulting Period and thereafter (as applicable), under the Proprietary Information and Inventions Agreement entered into between you and the Company, a copy of which is attached hereto as Exhibit A and incorporated herein by reference.

(g)Other Work Activities.  Throughout the Consulting Period, you shall have the right to engage in employment, consulting, or other work relationships in addition to your work for the Company.  The Company will make arrangements to enable you to perform your work for the Company at such times and in such a manner so that it will not unreasonably interfere with other activities in which you may engage.  In order to protect the trade secrets and confidential and proprietary information of the Company, you agree that, during the Consulting Period, you will notify the Company, in writing, before you obtain employment with, or perform competitive work for, any business entity that is competitive with the Company, or engage in any other work activity, or preparation for work activity, competitive with the Company.  If you engage in such competitive activity without the Company’s express written consent, or otherwise materially breach this Agreement, then (in addition to any other rights and remedies available to the Company at law, in equity or by contract), any additional Consulting Fees will cease immediately.

(h)Termination of Consulting Period. Without waiving any other rights or remedies, the Company may immediately terminate the Consulting Period. =Awards..  Further, you may terminate the Consulting Period at any time, for any reason, upon written notice to the Company.  Upon termination of the Consulting Period by either party pursuant to the provisions of this paragraph, the Company will terminate the vesting of your Equity Awards and will pay only those Consulting Fees earned and consulting-related expenses approved and incurred through the effective date of such termination, provided, however, in the event the Company terminates the consulting relationship prior to May 5, 2016, for any reason other than for Cause (as defined herein) or due to your death or disability, then you will receive a lump sum payment equal to the amount of your Consulting Fees that you would have been paid if you continued to provide Consulting Services through May 5, 2016.

(i)“Cause” Definition.  For purposes of this Agreement, “Cause” for termination will mean any of the following: (i) a material breach of this Agreement, your Proprietary Information and Inventions Agreement, or any other agreement entered into between you and the Company; (ii) your willful failure or habitual neglect to perform the Consulting Services, as determined in the reasonable good faith discretion of the Company; (iii) commission of any felony or crime involving dishonesty; (iv) participation in any act of fraud against the Company; and (v) misconduct or other violation of Company policy that causes or reasonably could be expected to cause harm to the Company.

5.No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned, are not owed, and will not receive from the Company any additional compensation, severance, or benefits on or after the

Jeffrey L. Cleland, Ph.D.

May 6, 2015

Separation Date, with the exception of any vested benefits you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). By way of example but not limitation, you represent and warrant that you have not earned and are not owed any unpaid bonus or other incentive compensation.  You also acknowledge and agree that, except for the  severance payment provided herein, you shall not be entitled to receive, and will not receive, any other severance benefits of any kind including, without limitation, any such benefits set forth in your Employment Offer Letter Agreement, dated December 20, 2010 (the “Employment Agreement”).  You also acknowledge and agree that the amount of Severance Benefits set forth herein exceeds any severance benefits you otherwise may have been entitled to receive under Section 5 of your Employment Agreement.  Finally, you acknowledge and agree that you have not earned, and you will not be eligible to earn, any bonus amounts for calendar year 2015 or thereafter.

6.Expense Reimbursements.  You agree to submit your final documented expense reimbursement statement within thirty (30) days of the Separation Date, reflecting any and all business expenses you incurred as an employee of the Company through the Separation Date and for which you seek reimbursement. The Company will reimburse you for such expenses pursuant to its regular business practice.

7.Return Of Company Property.  On or within ten (10) days after the Separation Date, you shall return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, financial and operational information, customer lists and contact information, product and services information, research and development information, drawings, records, plans, forecasts, reports, payroll information, spreadsheets, studies, analyses, compilations of data, proposals, agreements, sales and marketing information, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, tablets, servers and other handheld devices), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company and all reproductions thereof in whole or in part and in any medium.  You agree that you will make a diligent search to locate any such documents, property and information within the timeframe referenced above.  In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then on or within ten (10) days after the Separation Date, you must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done.  Notwithstanding the foregoing, during the Consulting Period only, the Company will permit you to retain, receive, and/or use any documents and/or information reasonably necessary to perform the Consulting Services, all of which equipment, documents and information you must return to the Company upon request and not later than the last day of the Consulting Period.  Your timely compliance with this paragraph is a condition precedent to your receipt of the Severance Benefits.

Jeffrey L. Cleland, Ph.D.

May 6, 2015

8. Nondisparagement.  You agree not to disparage the Company and its officers, directors, employees, members, shareholders and agents, in any manner likely to be harmful to them or their business, business reputations or personal reputations, and the Company agrees to direct its officers and directors not to disparage you in any manner likely to be harmful to your business, business reputation or personal reputation; provided that both you and the Company may respond accurately and fully to any question, inquiry, or request for information as required by law.

9.No Admissions.  Nothing in this Agreement shall be construed as an admission by you or the Company of any liability, obligation, wrongdoing or violation of law.

10.No Voluntary Adverse Action; Cooperation.  You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim or cause of action of any kind brought against the Company, nor shall you induce or encourage any person or entity to bring such claims.  However, it will not violate this Agreement if you testify truthfully when required to do so by a valid subpoena or under similar compulsion of law.  Further, you agree to voluntarily cooperate with the Company if you have knowledge of facts relevant to any threatened or pending litigation against the Company by making yourself reasonably available without further compensation for interviews with the Company or its legal counsel, for preparing for and providing deposition testimony, and for preparing for and providing trial testimony.

11.Release of Claims.

(a)General Release.  In exchange for the consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that you sign this Agreement (collectively, the “Released Claims”).

(b)Scope of Release.  This Released Claims include, but are not limited to:  (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, restricted stock units or any other ownership interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the California Labor Code, the California Family Rights Act, and the California Fair Employment and Housing Act (as amended).

Jeffrey L. Cleland, Ph.D.

May 6, 2015

(c)ADEA Waiver.  You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”).  You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled.  You further acknowledge that you have been advised by this writing, as required by the ADEA, that:  (i) your ADEA Waiver does not apply to any rights or claims that arise after the date you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement; (iii) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily sign it sooner); (iv) you have seven (7) days following the date you sign this Agreement to revoke the ADEA Waiver, with such revocation to be effective only if you deliver written notice of revocation to the Company within the seven (7)-day period; and (v) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after you sign this Agreement (“Effective Date”).  Nevertheless, your general release of claims, except for the ADEA Waiver, is effective immediately, and not revocable.

(d)Section 1542 Waiver.  YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.  Furthermore, in giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to your release of claims herein, including but not limited to the release of unknown and unsuspected claims.

(e)Excluded Claims.  Exception to the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any fully signed written indemnification agreement with the Company to which you are a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any rights you have under this Agreement.  Further, nothing contained in this Agreement shall limit or alter any rights you may have as a shareholder of the Company’s stock.  In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Fair Employment and Housing Commission, or any other government agency, except that you acknowledge and agree that you are hereby waiving your right to any monetary benefits in connection with any such claim, charge or proceeding.  You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

12.Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, you have received all the leave and leave benefits and protections for which you are eligible pursuant to the FMLA, CFRA, any

Jeffrey L. Cleland, Ph.D.

May 6, 2015

applicable law, or Company policy, and you have not suffered any on-the-job injury or illness for which you have not already filed a workers’ compensation claim.

13.Dispute Resolution.  To ensure rapid and economical resolution of any disputes which may arise under this Agreement, you and the Company agree that any and all claims, disputes or controversies of any nature whatsoever arising from or regarding the interpretation, performance, negotiation, execution, enforcement or breach of this Agreement, your employment with the Company, or the termination of your employment from the Company, including but not limited to statutory claims, shall be resolved by confidential, final and binding arbitration conducted before a single arbitrator with JAMS, Inc. (“JAMS”) in San Francisco, California, in accordance with JAMS’ then-applicable arbitration rules, which can be found at http://www.jamsadr.com/rules-clauses/, and which will be provided to you upon request.  The parties acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding.  You will have the right to be represented by legal counsel at any arbitration proceeding.  The arbitrator shall:  (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based.  Nothing in this Agreement shall prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fees and any other fees or costs unique to arbitration.  Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

14.Miscellaneous.  This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles.  Any ambiguity in this Agreement shall not be construed against either party as the drafter.  Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder.  This Agreement may be executed in counterparts which shall be deemed to be part of one original,

Jeffrey L. Cleland, Ph.D.

May 6, 2015

and facsimile signatures and signatures transmitted by PDF shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign and date below and return the signed Agreement to me within twenty (21) days after you receive it.  The Company’s offer contained herein will automatically expire if we do not receive the fully signed Agreement from you within this timeframe.

I wish you the best in your future endeavors and thank you for your contributions to the Company.

Sincerely,

VERSARTIS, INC.
By:	/s/ Jay Shepard
Jay Shepard
Member of the Board of Directors

Exhibit A—Proprietary Information and Inventions Agreement

Exhibit B—Board Resignation Letter

REVIEWED, UNDERSTOOD AND AGREED:
/s/ Jeffery L. Cleland
Jeffrey L. Cleland
May 6, 2015
Date

Exhibit A

Proprietary Information and Inventions Agreement

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

The following confirms and memorializes an agreement that Versartis, Inc. (the "Company'') and I(Jeffrey L. Cleland) have had since the commencement of my employment (which term, for purposes of this agreement, shall be deemed to include any relationship of. service to the Company that Imay have had prior to actually becoming an employee) with the Company in any capacity and that is and has been a material part of the consideration for my employment by Company:

1.I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement or my employment with Company. I will not violate any agreement with or rights of any third party or, except as expressly authorized by Company in writing hereafter, use or disclose my own or any third party's confidential information or intellectual property when acting within the scope of my employment or otherwise on behalf of Company. Further, I have not retained anything containing any confidential information of a prior employer or other third party, whether or not created by me.·

2.Company shall own all right, title and interest (including all intellectual property rights of any sort throughout the world) relating to any and all inventions, works of authorship, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by me in connection with my employment with Company to and only to the fullest extent allowed by California Labor Code Section 2870 (which is attached as Appendix A) (collectively "Inventions") and I will promptly disclose all Inventions to Company. Without disclosing any third party confidential information, I will also disclose anything I believe is excluded by Section 2870 so that the Company can make an independent assessment. I hereby make all assignments necessary to accomplish the· foregoing. I shall further assist Company, at Company's expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. I hereby irrevocably designate and appoint Company as my agent and attorney-in-fact, coupled with an interest and with full power of substitution, to act for and in my behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me. If I wish to clarify anything created by me prior to my employment that relates to Company's actual or proposed business, I have listed it on Appendix B in a manner that does not violate any third party rights or disclose any confidential information. Without limiting Section 1 or Company's other rights and remedies, if, when acting within the scope of my employment or otherwise on behalf of Company, I use or disclose my own or any third party's confidential information or intellectual property (or if any Invention cannot be fully made, used, reproduced, distributed and otherwise exploited without using or violating the foregoing), Company will have and I hereby grant Company a perpetual, irrevocable, worldwide, royalty-free, fully paid-up, non-exclusive, sublicensable right and license to exploit and exercise all such confidential information and intellectual property rights.

3.To the extent allowed by law, paragraph 2 includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights," "artist's rights," "droit moral," or the like (collectively "Moral Rights"). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to anyaction that may be taken with respect to such Moral Rights by or authorized by Company and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratifications, consents and agreements from time to time as requested by Company.

4.I agree that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) I develop, learn or obtain during the term of my employment that relate to Company or the business or demonstrably anticipated business of Company or that are received by or for Company in confidence, constitute "Proprietary Information." I will hold in confidence and not disclose or, except within the scope of my employment, use any Proprietary Information. However, I shall not be obligated under this paragraph with respect to information I can document is or becomes readily publicly available without restriction through no fault of mine. Upon termination of my employment, I will promptly return to Company all items containing or embodying Proprietary Information (including all copies}, except that I may keep my personal copies of (i) my compensation records, (ii) materials distributed to shareholders generally and (iii) this Agreement. I also recognize and agree that I have no expectation of privacy with respect to Company's telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.

5.Until one (1) year after the term of my employment, I will not encourage or solicit any employee or consultant of Company to leave Company for any reason (except for the bona fide firing of Company personnel within the scope of my employment).

6.I agree that during the term of my employment with Company (whether or not during business hours), I will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of Company, and I will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of Company.

7.I agree that this Agreement is not an employment contract for any particular term and that I have the right to resign and Company has the right to terminate my employment at will, at any time, for any or no reason, with or without cause. In addition, this Agreement does not purport to set forth all of the terms and conditions of my employment, and, as an employee of Company, I have obligations to Company which are not set forth in this Agreement. However, the terms of this Agreement govern over any inconsistent terms and can only be changed by a subsequent written agreement signed by the President of Company.

8.I agree that my obligations under paragraphs 2, 3, 4, 5, 8 and 9 of this Agreement shall continue in effect after termination of my employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine. My obligations under paragraphs 2, 3, 4, 5, 8 and 9 also shall be binding upon my heirs, executors, assigns, and administrators and shall inure to the benefit of Company, it subsidiaries, successors and assigns.

9. Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof. Ifurther agree that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable California law, such illegal or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required so

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that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms. This Agreement is fully assignable and transferable by Company, but any purported assignment or transfer by me is void. Ialso understand that any breach of this Agreement will cause irreparable hann to Company for which damages would not be an adequate remedy, and, therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies and without any requirement to post bond.

I HAVE READ TIDS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT THE COMPANY WILL RETAIN ONE COUNTERPART AND THE  OTHER COUNTERPART WILL BE RETAINED BY ME.

April 6, 2009	Employee:

/s/ Jeffrey L. Cleland
Signature

Jeffiey L, Cleland
Name (Printed)

Accepted and Agreed to:
VERSARTIS, INC.
Signature illegible

Exhibit B

Board Resignation Letter

Board of Directors

Versartis, Inc.

Re:Resignation from Board

To the Board of Directors of Versartis, Inc.:

Effective at the close of business on the date of execution indicated below, I hereby resign as a Director of the Board of Directors of Versartis, Inc. and Versartis Gmbh.

Date of execution: May 6, 2015

Sincerely,

Jeffrey L. Cleland, Ph.D.

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